AVVAA WORLD HEALTH CARE PRODUCTS, INC
                  CONTRACT FOR SCIENTIFIC, REGULATORY AND SALES
                            WITH JERRY A. MOORE, INC.

         This Contract (the "Contract") is entered into and made effective as of this 20TH Day of December 2004 (the "Effective Date"), and will serve as the governing contractual Contract between: World Health Care Products, Inc., located at P.O. Box 335, 3018 Schaeffer Rd, Falkland, BC. Canada VOE 1WO hereinafter called AVVAA or World Health Care Products, Inc. and Jerry A. Moore Inc of 4100 Meadow Hill Lane, Fairfax, VA 22033 hereinafter called JAM. Collectively, both parties will be referred to as the "Parties". This contract is made for one dollar, cash paid in hand which is acknowledged by signing this contract, and other valuable considerations to be delineated below.

         WHEREAS, World Health Care Products, Inc. is a manufacturer and marketer of a patented and registered line of over the counter FDA approved drugs. and;

         WHEREAS, JAM seeks to be appointed as a regulator of World Health Care Products, Inc. Products where JAM has special knowledge and expertise relating to the identity of regulatory and scientific issues and;

         WHEREAS, the Parties desire to establish, pursuant to this Contract, a mutually beneficial relationship through which will identify regulatory and scientific needs and secure proper legal frameworks for regulatory requirements and complete same and market Products to Customers.

         NOW, THEREFORE, the Parties agree as follows.

1. Definitions. Terms used in this Contract shall have the following meaning:

         1.1. "Customer" means a company listed in Exhibit "B" who enters into a Contract to purchase the Products under terms approved and accepted by World Health Care Products, Inc.

         1.2. "Net Sales Revenue" means monies collected by World Health Care Products, Inc... pursuant to Customer Contracts less any discounts, refunds, credits, costs of shipping, applicable sales taxes, value-added-taxes, or other extraordinary fees.

         1.3. "Price List" means World Health Care Products, Inc's then-current Products price list, which is subject to change from time to time in World Health Care Products, Inc.'s sole discretion, subject to a 30 day notice for new orders developed by.

         1.4. "Products" means World Health Care Products, Inc's patented and proprietary antimicrobial materials amongst other related products, which may be added to World Health Care Products, Inc.'s Price List in the future.

                                      -1-

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2.       Appointment. Subject to the terms and conditions set forth herein,
         World Health Care Products, Inc. Hereby appoints JAM and hereby accepts appointment, as an authorized representative of World Health Care Products, Inc's Products for regulatory, scientific and promotion purposes. World Health Care Products, Inc. has the right to discontinue the distribution or availability of any Products upon sixty (60) day's prior written notice to JAM.

3. Term. The term of this Contract shall commence as of the Effective Date and continue for one five (5) year (herein "Initial Period" or "Term") unless earlier terminated by World Health Care Products, Inc. as permitted under this Contract.

4. Renewal. Subject to written notice by and written acceptance by World Health Care Products, Inc. at least thirty (30) days prior to the end of the Initial Term, may renew this Contract for an additional two (2) year period.

5. Termination. Upon termination or non-renewal of this Contract, JAM shall within ten (10) days of such termination return to WORLD HEALTH CARE PRODUCTS, INC. all copies of the Products, including the copies of technical materials, brochures, marketing materials, and the like.

6. Supply of Products: World Health Care Products, Inc. will use commercially reasonable efforts to timely supply Customers with Products.

7.       Rights of.

         7.1. Rights. World Health Care Products, Inc. grants to JAM the right to regulate and sell the Products to Customers in the Territory during the Term and pursuant to the terms and conditions of this Contract.

         7.2. Prohibitions. JAM is granted a right to market secure EPA registration and FDA Compliance of all establishments and provide company number and device numbers and present Products directly to Customers, but not to authorize other s without the prior written approval by World Health Care Products, Inc... in the case of each additional product line

         7.3. Independent Contractor. The relationship of the parties under this Contract shall be that of independent contractors. This Contract does not establish or constitute or employees as employees or franchisees of World Health Care Products, Inc... Notwithstanding anything to the contrary, World Health Care Products, Inc. reserves the right, in its sole discretion, to reject any Customer or Customer Contract. Is not authorized to accept orders or make contracts in World Health Care Products, Inc's name, or to transact any business in the name of World Health Care Products, Inc.., or to assume or create any obligation or responsibility to any third parties binding upon World Health Care Products, Inc. in any manner whatsoever, unless has prior specific written consent from World Health Care Products, Inc.

                                     Page 2

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8.       Obligations of JAM

         8.1. Marketing. And Regulatory services of JAM. JAM agrees to use commercially reasonable efforts to market and sell the Products and agrees that its marketing and advertising efforts will be of high quality, in good taste, and will use its best efforts to ensure the professional image and reputation of World Health Care Products, Inc... and the Products. will include in all such advertising all applicable copyright and trademark notices as they appear on or in the Products. JAM also represents that it will conduct its business in a manner that reflects favorably on the quality image of World Health Care Products, Inc... and its Products. JAM will provide all regulatory support for the first year for stock in the form of 500,000 (Five Hundred Thousand Shares) of non registered 144 stock with a legend upon its face. If a registration should occur at anytime in the first year of the contract or thereafter, AVVAAA will register said shares along with their normal load. In addition to the 144 restricted stock JAM will be issued to Jerry A. Moore 300,000(Three Hundred Thousand) share of S8, free trading stock. All shares are to be issued at 0.001 cents per share and not at market value since this is a purchase/work effort type of compensation. IN ADDITION TO THE ABOVE JAM WILL RECEIVE UPON PRESENTATION AND ACCEPTANCE BY THE BOARD OF DIRECTORS a new product line that can be introduced every two months which will broaden the base of the company as follows:

                  1.       A wasp and hornet spray
                  2.       A Mosquito Repellant spray
                  3        An ant and silverfish spray
                  4        A gnat and sweat bee spray
                  5        A general disinfectant spray
                  6        A rat and mouse repeller (device)
                  7        A wash to clean fruit and vegetables


All these will be EPA Approved under Section 25(b), safe pesticides of the Federal Insecticide, Fungicide and Rodenticide Act of 1972, As Amended and will meet or exceed all the EPA mandates and regulations.

With the approval of each new product and not to exceed one for every two months of the calendar year, JAM or its designee (Jerry A. Moore) will receive an additional 100,00 shares of 144 stock and 100,000 shares of S8 stock at .001 per share. JAM hereby removes itself from any ownership in any of the above products and they will belong to the AVAA, Inc. All right title and interest JAM might have in any product provided to AVAA is hereby waived by JAM.

                  8.2. Competent Personnel. JAM agrees to maintain competency in all regulatory sales and marketing personnel so that each is reasonably knowledgeable of the features and advantages of the Products.

                  8.3. Compliance with Laws. shall comply with all applicable requirements of federal, state and local laws, ordinances, administrative rules and regulations.

                  8.4. Identification. JAM shall identify itself as an authorized official of World Health Care Products,

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                           Inc. only with respect to the World Health Care
                           Products, Inc.. Products and shall otherwise identify itself as an independent business. Neither World Health Care Products, Inc... nor shall make any express or implied Contracts, guarantees or representations, or incur any debt in the name of or on behalf of the other.

                  8.5. Non-Disparage. The Parties to this Contract shall not disparage each other or their affiliates or their products or services, nor shall the parties to this Contract disparage their respective competitors or the services or products of such competitors. This provision shall survive for three (3) years from the date of expiration or termination of this Contract.

                  8.6. Non-Compete. shall not market, sell or resell competitive products similar to AVAA Products. This provision shall survive for one (1) year from the date of expiration or termination of this Contract.

                  8.7. Market Intelligence. JAM shall provide World Health Care Products, Inc... with market intelligence that it obtains in the course of its business.

9.       Obligations of WORLD HEALTH CARE PRODUCTS, INC...

         9.1 Marketing Materials, Support & Training. World Health Care Products, Inc... shall make available initial and ongoing marketing materials, support and training as mutually agreed by both World Health Care Products, Inc.. and JAM.

         9.2 Customer Support. World Health Care Products, Inc. shall be responsible for the provisioning of all Customer Products shipments and technical support.

         9.3 Customer Billing and Collections. World Health Care Products, Inc. shall be responsible for all Customer billing, collections and receivables at no charge or expense to .

10.      Compensation.

         10.1. Commission and Initial Regulatory work. JAM shall be paid six percent (5%) of gross Sales Revenue actually collected by World Health Care Products, Inc... from Customers accepted by World Health Care Products, Inc... during the Term of this Contract. JAM agrees to cooperate with World Health Care Products, Inc... and aid in the collection of accounts receivable from Customers. Payment of compensation shall be made by WORLD HEALTH CARE PRODUCTS, INC... within thirty (30) business days of receipt of payment from the Customer. Payments shall be accompanied by a detailed accounting of the basis for such payment, identifying the source and amount of applicable revenues so received by World Health Care Products,
                  Inc.... Amounts payable to shall be subject to a charge-back or credit in favor of World Health Care Products, Inc... for any amount previously paid to with respect to revenues that are to have been refunded to Customers.

                  S8 money will cover the company to be in full compliance with the Federal EPA and FDA regarding the selling, distribution, advertising and labeling of devices and pesticides in the United States. Included in this will be securing a Drug Number and EPA Company Number, an establishment number a device number, a legally acceptable label to World Health Care Products, Inc..

         JAM, Inc. wiring instructions are as follows. Jerry A. Moore, Incorporated, aba number 255071981 and the account number is 3124303598, Bank is Chevy Chase Bank, Bethesda Maryland 20814, Greenbrier Branch.


         10.2. Sales Records and Reports. World Health Care Products, Inc... agrees to maintain a complete, clear and accurate record for at least two (2) years of any and all Products sales transactions to Customers during the Term of this Contract. Upon ten (10) days advance notice, World Health Care Products, Inc. shall permit or persons designated by , bound to the same non-disclosure provisions of this Contract, to inspect records pertaining to such Products transactions to ensure compliance by World Health Care Products, Inc.. with its obligations to . Any such inspection and audit shall be conducted during regular business hours and in such a manner as not to interfere with normal business activities of World Health Care
                  Products, Inc.... Under no circumstances shall such an audit be performed on a contingency basis. The costs for such inspections will be solely born by JAM. This applies to the 5% commissions on gross sales.


11.      Use of World Health Care Products, Inc... Trademarks and Service Marks.

         11.1. Trademarks. World Health Care Products, Inc... hereby grants JAM for the Term of this Contract a non-transferable, royalty-free license to use "World Health Care Products, Inc.. Corporation", in logo form as used by World Health Care Products, Inc, and the applicable Products trademarks (collectively, the "Trademarks") solely in marketing, advertising and promotion of the Products. use shall be in accordance with the then-current World Health Care Products, Inc.. use policies. agrees not to attach any additional trademarks, logos or trade designations to the Products. further agrees not to affix any Trademarks to Products other than the genuine Products. agrees to cooperate with World Health Care Products, Inc.. in facilitating World Health Care Products, Inc's monitoring and control of the nature and quality of such products and to supply World Health Care Products, Inc.. with specimens of use of the Trademarks upon request.

         11.2. Limitation of Trademarks License. Is prohibited and may not use the World Health Care Products, Inc. name or any Trademarks as any part of their company name unless otherwise explicitly granted permission in writing to do so and in no case for a period beyond the Term of this Contract. Whenever uses or displays the Trademarks in marketing or advertising materials shall do so only in accordance with the restrictions set forth in World Health Care Products, Inc's then-current policies, which are updated from time to time.

         11.3. Ownership of Proprietary Rights and Non-Disclosure. JAM acknowledges that the Products and Trademarks are proprietary to World Health Care Products, Inc... and that World Health Care Products, Inc.. retains exclusive ownership thereof, and will take all reasonable measures to protect World Health Care Products, Inc's proprietary rights therein. Except as provided herein, is not granted any rights to patents, copyrights, trade secrets, trade names, trademarks (whether registered or unregistered), or any other rights, franchises or licenses with respect to the Products. In addition, either Party may be exposed to certain information concerning the other party's proposed new products, services, market strategies and/or financial performance that is confidential and proprietary to the other party ("Confidential Information"). The Parties agrees that during and after the Term of this Contract, the Parties will not use or disclose to any third party any Confidential Information without the prior written consent of the originating party, except may disclose Confidential Information to its employees if reasonably necessary to allow to perform under this Contract and to obtain the benefits thereof. This paragraph shall not apply to Confidential Information which (i) is shown to have been known, available or developed by the receiving party independent of any disclosure by the other party; or (ii) is or becomes available to the public through no breach of this Contract; or (iii) is furnished to a third party by the original disclosing party without similar restriction on the third party's rights; or
                  (iv) is lawfully obtained from a third party without restriction and without breach of this or any other Contract. Neither party shall be liable for disclosure of any Confidential Information as required by law or in response to a valid order of a court of competent jurisdiction or authorized government agency; provided however, that the party who discloses Confidential Information under such circumstances shall attempt to give notice to allow the other party to request a protective order.

12.      Warranty.

         12.1. Products. World Health Care Products, Inc. only warrants the Products to Customer pursuant to the terms and conditions of Customer orders accepted by World Health Care Products, Inc.. No warranty is extended to, JAM except as provided below;

         12.2. Proprietary Rights Indemnity. World Health Care Products, Inc. shall defend at its own expense any claim, suit or proceeding brought against or Customers insofar as it is based on a claim that the Products infringe upon any patent or copyright, trademark, trade secret, or other intellectual property right. agrees to: (i) give World Health Care Products, Inc.. written notice of any such claim and (ii) allow World Health Care Products, Inc.. to control, and fully cooperate with World Health Care Products, Inc.. in, the defense and all related settlement negotiations. World Health Care Products, Inc... shall pay all damages, costs and expenses finally awarded to third parties against, but shall not be responsible for any settlement made without its consent. Upon notice of an alleged infringement or if in World Health Care Products, Inc's opinion such a claim is likely, World Health Care Products, Inc. shall, at its option, obtain the right to continue the distribution of the Products, substitute other services with similar operating capabilities, or modify the Products so that they are no longer infringing.

         12.3. Defective Product Indemnity. World Health Care Products, Inc. agrees to indemnify and save harmless and their successors and assigns, from any claim, action, liability, loss, damage or suit based on defective Products or installation. In the further event World Health Care Products, Inc. shall fail to so defend and/or indemnify and save harmless, then in such instance and/or its shareholders shall have full rights to defend, pay or settle said claim on their behalf and with full rights to recourse against World Health Care Products, Inc for all fees, costs, expenses and payments made or agreed to be paid to discharge said claim.

         12.4. Limitations and Disclaimer. Except for the express warranties set forth above, World Health Care Products, Inc. makes no other warranties relating to the Products, express or implied, and expressly excludes any warranty of non-infringement, fitness for a particular purpose or merchantability. No person is authorized to make any other warranty or representation concerning the performance of the Products other than as provided by World Health Care Products, Inc. shall make no other warranty, express or implied, on behalf of World Health Care Products, Inc.

         12.5. Mutual Indemnification. Each party will indemnify the other party against and hold it harmless from: (i) any and all claims of their respective employees, agents or sub contractors or sub s for wages, salaries, employee benefits, and contract service fees or payments, and (ii) any and all claims of their respective employees for personal injuries (including death) or property damage suffered or incurred, other than such claims arising from or based on the acts, gross negligence, or willful misconduct of the other party or the employees, agents, or sub s of such other party who undertake activities in connection with this Contract, and
                  (iii) any and all claims for personal injury (including death) or property damage arising from or based on the acts, gross negligence, or willful misconduct of such party or the employees, agents, or sub s who undertake activities in connection with this Contract. agrees to indemnify and hold World Health Care Products, Inc.. harmless from any loss, damage, injury, liability or claims, including physical damage to person or property, arising from any act or omission of, while: (i) engaged in the performance of this Contract or in connection with the performance obligations of the services under this Contract or (ii) being or as a result of being on the World Health Care Products, Inc. premises, unless the damages or injury has arisen as a direct result from gross negligence or willful misconduct by World Health Care Products, Inc...

13.      Termination.

         13.1. Without Cause. JAM OR AVVAA World Health Care Products, may terminate this Contract within the Initial 90 DAY Period without cause or prejudice upon thirty (30) days prior written notice.

         13.2. With Cause. World Health Care Products, Inc. may terminate this Contract following written notice by World Health Care Products, Inc. to of a material breach of this Contract by the other party if such breach is not cured within thirty (30) days of such notice.

         13.3. Rights upon Termination. Upon termination or non-renewal of this Contract, shall immediately (i) discontinue any and all use of Trademarks, including but not limited to such use in advertising or business material of ; (ii) remove and return to World Health Care Products, Inc.., or destroy at World Health Care Products, Inc's request, any intellectual property supplied and or created by World Health Care Products, Inc.. or and all promotional materials supplied by World Health Care Products, Inc..; (iii) cease holding itself out, in any other manner, as an authorized of World Health Care Products, Inc.. Products, and notify and arrange for all publishers and others who may identify, list or publish name as a for the Products (including, but not limited to, publishers of web sites, web pages, telephone directories, yellow pages and business directories) to discontinue such listings.

14.      Miscellaneous.

         14.1. Notices. Any notices permitted or required under this Contract shall be in writing, and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by courier upon written verification of receipt; (iii) by facsimile when confirmed by facsimile transmission; or (iv) by certified or registered mail, return receipt requested, ten (10) days after deposit in the mail.

                  14.1.1. Any notices provided by World Health Care Products, Inc... to shall also be served on;


                           Dr. Jerry A. Moore
                           4100 Meadow Hill Lane
                           Fairfax, VA 22033

                  14.1.2. Any notices provided by to AVVAA World Health Care Products, Inc. shall also be served on;

                           Jack Farley, President and CEO
                           3018 Schaeffer Rd
                           P.O. Box 335
                           Falkland, BC VOE 1WO

         14.2. Assignment. This Contract may not be assigned by without the prior written approval of World Health Care Products, Inc. The covenants and conditions contained in this Contract shall apply to and bind the successors and permitted assigns of the Parties hereto.

         14.3. Waiver. The waiver by either party of a breach of any provisions contained herein shall be in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

         14.4. Severability. In the event that any provision of this Contract shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Contract unenforceable or invalid as a whole, and, in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such provision within the limits of applicable law or applicable court decisions.

         14.5. Injunctive Relief. It is expressly agreed that a violation of Paragraphs 7. ("Rights of"), 11. ("Use of World Health Care Products, Inc. Trademarks and Service Marks"), or 11.3. ("Ownership of Proprietary Rights and Non-Disclosure") of this Contract will cause irreparable harm to World Health Care Products, Inc. and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, World Health Care Products, Inc. will be entitled to an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the provisions hereof.

         14.6. Controlling Law and Dispute Resolution. This Contract shall be governed by and construed in accordance with the laws of the State of Massachusetts, without reference to any conflict of laws provision(s). The parties agree that all actions and proceedings arising in connection with this Contract shall be determined exclusively by binding mediation/arbitration in accordance with the then-current commercial dispute procedures of the American Arbitration Association, and will be conducted exclusively in the country of Canada, British Columbia. The arbitration shall be "self-executing", such that no order to compel by any court is necessary to enforce compliance with the terms of this paragraph against a party who declines to voluntary participate in the AAA procedure. Should one of the
                                                              -----------------
                  Parties fail to respond to a request to arbitrate or otherwise
                  --------------------------------------------------------------
                  decline to participate in the procedure, the AAA
                  ------------------------------------------------
                  administration shall appoint a neutral third arbitrator who is
                  --------------------------------------------------------------
                  empowered by this paragraph to entertain evidence from the
                  ----------------------------------------------------------
                  participating party and enter a binding award accordingly. The
                  ---------------------------------------------------------
                  Parties expressly submit to the jurisdiction of British Columbia, ARE arbitrator, and voluntarily waive any right to assertion of the principle of "inconvenient forum." The Parties waive any rights that either party might have to consequential, multiple or punitive damages. The Parties each expressly forever waive any right to trial by jury, or to any appeal of the arbitrator's decision. The prevailing party in any such dispute shall be entitled to attorney's fees and costs at the discretion of the arbitrator, and the award of the arbitrator may be rendered as a judgment by arbiter in the British Columbia federal court.

         14.7. Address Change. A party's addition to or change in the address from the address first set forth above shall require written notice to the other party.

         14.8. Counterparts. This Contract may be signed in two counterparts that together shall form a single Contract as if both parties had executed the same document. This Contract may be circulated and delivered by tealeaf transmission, and tealeaf signatures shall be binding as original signatures.

         14.9. Subcontractors and Affiliates. Any and all subcontractors and/or affiliates of shall be bound by the same terms and conditions of this Contract but must receive notification if they are positively or negatively affected...

         14.10. Warranty. Each party warrants that it has full power and authority to enter into and perform this Contract, and the person signing this Contract on its behalf has been duly authorized and empowered to enter into this Contract. Each party further acknowledges that it has read this Contract, understands it and agrees to be bound by it.

         14.11. Entire Contract. This Contract supersedes and replaces any oral or written Contract previously entered into between the Parties. World Health Care Products, Inc's failure to enforce any provision of this Contract shall not constitute a waiver of any provision of this Contract. The provisions of this Contract shall be deemed severable. In the event that any provision of this Contract is determined to be unenforceable or invalid, such provision shall nonetheless be enforced to the fullest extent permitted by applicable law, and such determination shall not affect the validity and enforceability of any other remaining provisions of this Contract. This Contract, together with all schedules attached hereto and all writings incorporated herein by reference, constitutes the entire Contract between the parties with respect to the subject matter of this Contract. Since both parties have engaged in the drafting of this Contract, no presumption of construction against any party shall apply.

IN WITNESS WHEREOF, the Parties have executed this Contract as of the date set forth below.


Accepted By:                            Accepted By:

Jerry A. Moore, Incorporated            AVVAA World Health Care Products, Inc.

/s/ Jerry A. Moore                      /s/ Jack Farley
----------------------------------      ----------------------------------
Authorized Signature                    Authorized Signature

Jerry A. Moore, President               Jack Farley
Print Name                              Print Name

President                               President
----------------------------------      ----------------------------------
Title                                   Title

December 22, 2004                       December 22, 2004
----------------------------------      ----------------------------------
Date                                    Date


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CUSTOMER LIST BY JAMINC.

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